EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 12, 2013, with respect to the consolidated statements of financial position of Heineken N.V. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated income statements, consolidated statements of comprehensive income, cash flows, and changes in equity for each of the years in the two-year period ended December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Accountants N.V.

Amsterdam, the Netherlands

April 05, 2013